EXHIBIT 99.1


IRIS ANNOUNCES RETIREMENT OF THOMAS F. KELLEY FROM BOARD OF DIRECTORS

CHATSWORTH, Calif.-- May 2, 2005--IRIS INTERNATIONAL, INC. (NASDAQ: IRIS) Chairman Richard H. Williams today announced that Thomas F. Kelley will not stand for re-election and is retiring from the Company's Board of Directors effective May 2.

"Tom was a hands-on Director actively involved in the Company's expansion and growth," Mr. Williams stated. "He epitomizes the small company entrepreneur with his creativity and dynamism and provided IRIS International a tremendous base from which our StatSpin(R) subsidiary can continue to grow. Tom was a valuable colleague and we will miss his technical advice on the Board. We are pleased that he will continue to serve the Company as a technical consultant."

IRIS President and Chief Executive Officer Cesar Garcia noted Dr. Kelley's contributions to IRIS over the years in the development of new products. "As founder of StatSpin(R), he created a centrifuge in 1986 that processed blood in 30 seconds in preparation for further testing. The revolutionary product laid the foundation for the successful business that our StatSpin subsidiary has become. We are fortunate that Tom will continue to act as a technical consultant to me on special projects focusing on new technologies related to high value specimen processing and disposable point-of-care devices."

Dr. Kelley founded StatSpin(R), Inc., the Company's wholly owned subsidiary which it acquired in 1996. He is credited with developing small high-speed centrifuges for blood samples, a product line that continues to grow with the anticipated launch of the Express3 model in the second quarter of 2005. Dr. Kelley was appointed to the Board of Directors in March 1996 after StatSpin was acquired by the Company. He served as a corporate Vice President and General Manager of StatSpin until Feb 1, 1998.

Dr. Kelley holds several patents and has given presentations at national and international technical and marketing meetings.

THE COMPANY

IRIS International, Inc. (http://www.proiris.com), based in Chatsworth, Calif., is a leader in automated urinalysis technology with systems in major medical institutions throughout the world. The Company's new generation iQ(R)200 Automated Urinalysis platform, utilizing image flow cytometry, patented Automated Intelligent Microscopy (AIM) technology and neural network-based particle recognition, achieves a significant reduction in the cost and time-consuming steps involved in manual microscopic analysis. The Company's StatSpin(R) subsidiary, based in Norwood, Mass., manufactures innovative centrifuges and blood analysis products. Advanced Digital Imaging Research, LLC
(ADIR), based near Houston, Texas, is the Company's imaging research and development subsidiary.

SAFE HARBOR PROVISION

This news release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company's views on future commercial revenues, market growth, capital requirements, and new product introductions, and are generally identified by phrases such as "thinks," "anticipates," "believes," "estimates," "expects," "intends," "plans," and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management's own knowledge and assessment of the Company's industry, competition and capital requirements. Other factors and uncertainties that could affect the Company's forward-looking statements include, among other things, the following: the acceptance by customers of our new iQ(R)200 product platform, our substantial expansion of international sales and our reliance on key suppliers, the potential need for changes in long-term strategy in response to future developments; future advances in diagnostic testing methods and procedures, as well as potential changes in government regulations and healthcare policies, both of which could adversely affect the


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economics  of the  diagnostic  testing  procedures  automated  by the  Company's products; rapid technological change in the microelectronics and software industries; and increasing competition from imaging and non-imaging based in-vitro diagnostic products. The Company refers interested persons to its most recent Annual Report on Form 10-K and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements. The Company assumes no duty to update its forward-looking statements.


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CONTACT:
     IRIS
     Cesar Garcia, 818-709-1244
     or
     The Wall Street Group, Inc.
     Ron Stabiner, 212-888-4848


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